                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 13G

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                             (Amendment No. 2)/1/


                              JCC Holding Company
          -----------------------------------------------------------
                               (Name of Issuer)

                     Class A Common Stock, $.01 Par Value
          -----------------------------------------------------------
                        (Title of Class of Securities)

                                   46611Q205
          -----------------------------------------------------------
                                (CUSIP Number)

          -----------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                         [_] Rule 13d-1(b)

                         [x] Rule 13d-1(c)

                         [_] Rule 13d-1(d)

________________

     /1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not bee deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

=============================                     =============================

   CUSIP No. 46611Q205                13G           Page 2 of 5 Pages
===============================================================================
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      NAME OF REPORTING PERSONS                               David M. Knott
 1.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [x]

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      SEC USE ONLY
 3.


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
                                                   United States of America

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                          SOLE VOTING POWER:
                     5.
     NUMBER OF                                                        0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER:
   BENEFICIALLY      6.
                                                                      0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER:
                     7.
    REPORTING                                                         0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER:
       WITH          8.
                                                                      0
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
 9.                                                                   0

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                          [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
                                                                      0%

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      TYPE OF REPORTING PERSON*
12.
                                                                       IN
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a)      Name of Issuer:

               JCC Holding Company


Item 1(b)      Address of Issuer's Principal Executive offices

               One Canal Place
               365 Canal Street, Suite 900
               New Orleans, Louisiana 70130

Item 2(a)      Name of Person Filing:

               David M. Knott


Item 2(b)      Address of Principal Business Office or, if none, residence:

               485 Underhill Boulevard, Suite 205
               Syosset, New York 11791


Item 2(c)      Citizenship:

               United States of America


Item 2(d)      Title of Class of Securities:

               Class A Common Stock, $.01 Par Value


Item 2(e)      CUSIP Number:

               46611Q205

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

(a)    [_]     Broker or dealer registered under Section 15 of the Exchange Act;

(b)    [_]     Bank as defined in Section 3(a)(6) of the Exchange Act;

(c)    [_]     Insurance company as defined in Section 3(a)(19) of the Exchange
               Act;

(d)    [_]     Investment company registered under Section 8 of the Investment
               Company Act;

(e)    [_]     An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)    [_]     An employee benefit plan, or endowment fund in accordance with rule 13d-1(b)(l)(ii)(F);

(g)    [_]     A parent holding company, or control person, in accordance with
               Rule 13d-1(b)(1)(ii)(G);

(h)    [_]     A savings association as defined in Section 3(b) of the Federal
               Deposit Insurance Act;

(i)    [_]     A church plan that is excluded from the definition of an
               investment company under Section 3(c)(14) of the Investment
               Company Act;

(j)    [_]     Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant Rule 13d-1(c), check this box [x]

Item 4         Ownership:

               None.

Item 5         Ownership of Five Percent or Less of a Class

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [x]


Item 6         Ownership of More than Five Percent on Behalf of Another Person

               N/A

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

          N/A


Item 8    Identification and Classification of Members of the Group

          N/A


Item 9    Notice of Dissolution of Group

          N/A

Item 10   Certification

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                          February 12, 2001
                                                  ------------------------------
                                                                Date


                                                         /s/ David M. Knott
                                                  ------------------------------
                                                              Signature


                                                            David M. Knott
                                                  ------------------------------
                                                              Name/Title